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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report: June 19, 1996




                               EMERGENT GROUP, INC.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



     South Carolina                   0-8909                   57-0513287
- ------------------------            -----------          ----------------------
  (State or other juris-            (Commission              (IRS Employer
 diction of incorporation)          File Number)         Identification Number)



Suite 750, 15 South Main Street, Greenville, South Carolina      29601
- -----------------------------------------------------------------------------
(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code:  (864) 235-8056




                  The Exhibit Index appears on page 4 hereof.





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ITEM 5.  OTHER EVENTS

         By letter dated May 31, 1996, Emergent Group, Inc. ("Emergent") was informed that First Greensboro Home Equity, Inc. and First Greensboro Home Equity of Arkansas, Inc. (collectively, "First Greensboro") were terminating their agreement (the "Agreement") with certain Emergent subsidiaries. A copy of this letter is attached hereto as Exhibit 99.1.

         This termination is expected to have a material adverse effect on Emergent's loan originations. During 1995 and the first quarter of 1996, approximately 44.5% and 48.7%, respectively, of Emergent's total loans were originated through First Greensboro.

         In its May 31, 1996 letter, First Greensboro has offered to pay the sum of $5,058,548.00 for its breach of contract, which represents what it contends to be the amount owing under the Agreement as a result of such termination. Emergent disagrees with this position and has declined to accept this amount. Emergent believes that as a result of the breach of contract by First Greensboro, it has or will sustain much greater damages than the amount offered, and further believes that under South Carolina law, it is entitled to such additional damages to the extent that such damages can be demonstrated. Emergent intends to take appropriate steps to collect the $5,058,548 and such greater damages, although no assurance can be given that Emergent will be successful in its efforts to collect more than the amount offered.

         Except for such termination, the contract with First Greensboro would have terminated, if not renewed, on December 31, 1997.



ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Financial Statements of the Businesses Acquired.  Not applicable.

         (b)  Pro Forma Financial Information. Not applicable.

         (c)  Exhibits.

                 99.1     Letter of First Greensboro Home Equity, Inc.





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     EMERGENT GROUP, INC.


June 19, 1996                        By:  /s/ John M. Sterling, Jr.
                                          -------------------------------------
                                          John M. Sterling, Jr.
                                          President and Chief Executive Officer





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                                 EXHIBIT INDEX

99.1     Letter of First Greensboro Home Equity, Inc.





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